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                                                                    EXHIBIT 23.1


     The Board of Directors
     Eckerd Corporation and Subsidiaries:


     Re:  Registration Statement on Form S-3 (No. 33-50223)


     We consent to the incorporation by reference in the above referenced registration statement of Eckerd Corporation and subsidiaries of our report dated April 15, 1997, relating to the consolidated balance sheets of Eckerd Corporation and subsidiaries as of February 1, 1997 and February 3, 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows, and the related schedules for each of the years in the three-year period ended February 1, 1997, which report appears in the February 1, 1997 Annual Report on Form 10-K405 of Eckerd Corporation and subsidiaries.



                                         /s/ KPMG Peat Marwick LLP



     Tampa, Florida
     May 1, 1997